CarLotz Announces Changes to its Board of Directors

RICHMOND, Virginia, July 5, 2022 (GLOBE NEWSWIRE) – CarLotz, Inc. (the “Company” or “CarLotz”; NASDAQ: LOTZ), a leading consignment-to-retail used vehicle marketplace, is pleased to announce that, effective as of July 1, 2022, it has appointed Nanxi Liu as a director to the Board of Directors (“Board”) of CarLotz.

Nanxi Liu currently serves as Co-CEO of Blaze Technology, Inc., a unique platform enabling companies to develop software applications with no-code/low-code which she co-founded in 2022, and as CFO of Nanoly Bioscience, Inc., a healthcare company developing technology to eliminate refrigeration for vaccines and protein therapeutics which she co-founded in 2011. Previously, she was CEO and co-founder of Enplug, Inc., a leading digital signage software company. Liu also serves on the Board of Directors of CarParts.com and on the Board of Advisors to Covington Capital Management. She was previously on the Board of Directors for the California New Motor Vehicle Board, Department of Motor Vehicles in Sacramento, CA, from 2019 to 2021.

“We are pleased to welcome Nanxi to the CarLotz Board. As a founder and executive of several technology companies coupled with her extensive experience encompassing innovation, strategy, and the technology industry, she will be a valuable addition to our Board. We look forward to her unique perspective that will complement our current Board,” said Luis Solorzano, Chairman of the Board of CarLotz.

In addition, the Company announced that Sarah Kauss has resigned from the Board. The resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, strategy, policies, or practices.

Solorzano added: “We sincerely thank Sarah for her contributions and dedication to CarLotz. We appreciate the strong marketing and customer insight expertise she brought to the Board.”

About CarLotz
CarLotz operates a consignment-to-retail used vehicle marketplace that provides our corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to easily access the retail sales channel. Our mission is to create the world's greatest vehicle buying and selling experience. We operate a technology-enabled buying, sourcing, and selling model that offers an omni-channel experience and diverse selection of vehicles. Our proprietary technology provides our corporate vehicle sourcing partners with real-time performance metrics and data analytics, along with custom business intelligence reporting that enables vehicle triage optimization between the wholesale and retail channels.

Investors:

Susan Lewis, VP - Investor Relations, slewis@carlotz.com

or

CarLotzIR@icrinc.com

Media:

Leslie Griles, Leslie.Griles@carlotz.com